----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 1 of 28 Pages
----------------------                                   -----------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. _________)

                             Conor Medsystems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    208264101
                                   -----------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |_|   Rule 13d-1(b)
       |_|   Rule 13d-1(c)
       |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 2 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Highland Capital Partners VI Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    |_|
                                                          (b)    |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            3,221,721 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     3,221,721 shares
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,221,721  shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|
--------------------------------------------------------------------------------

 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.0%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 3 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Highland Capital Partners VI-B Limited Partnership

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   |_|
                                                           (b)   |_|

--------------------------------------------------------------------------------

 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            1,765,225 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     1,765,255 shares
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,765,255  shares

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           PN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 4 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Highland Entrepreneurs' Fund VI Limited Partnership

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  |_|

--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            159,542 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     159,542 shares
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           159,542 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      |_|

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.5%

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           PN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 5 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           HEF VI Limited Partnership

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   |_|
                                                           (b)   |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            159,542 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     159,542 shares
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           159,542 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.5%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 6 of 28 Pages
----------------------                                   -----------------------



--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Highland Management Partners VI Limited Partnership

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   |_|
                                                           (b)   |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            4,986,976 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     4,986,976 shares
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,986,976 shares

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|

--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.5%

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           PN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 7 of 28 Pages
----------------------                                   -----------------------



--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Highland Management Partners VI, Inc.

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  |_|
                                                            (b)  |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           CO

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 8 of 28 Pages
----------------------                                   -----------------------



--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Robert F. Higgins

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|

--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                      Page 9 of 28 Pages
----------------------                                   -----------------------



--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Paul A. Maeder

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------

                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 10 of 28 Pages
----------------------                                   -----------------------




--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Daniel J. Nova

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) |_|
                                                           (b) |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------

                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 11 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Sean M. Dalton

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  |_|
                                                                (b)  |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 12 of 28 Pages
----------------------                                   -----------------------



--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Josaphat K. Tango

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares


--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 13 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Fergal J. Mullen

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  |_|
                                                              (b)  |_|

--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 14 of 28 Pages
----------------------                                   -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Jon G. Auerbach

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) |_|
                                                           (b) |_|

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
NUMBER OF
SHARES               0 shares
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6  SHARED VOTING POWER
EACH
REPORTING            5,146,518 shares
PERSON            --------------------------------------------------------------
WITH:             7  SOLE DISPOSITIVE POWER

                     0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     5,146,518 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,146,518 shares

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.0%

--------------------------------------------------------------------------------

 12  TYPE OF REPORTING PERSON *

           IN

--------------------------------------------------------------------------------

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 15 of 28 Pages
----------------------                                   -----------------------

                                  SCHEDULE 13G

NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Highland Capital Partners VI Limited Partnership, a Delaware limited partnership ("Highland Capital VI"); (ii) Highland Capital Partners VI-B Limited Partnership, a Delaware limited partnership ("Highland Capital VI-B"); (iii) Highland Entrepreneurs' Fund VI Limited Partnership, a Delaware limited partnership ("Highland Entrepreneurs' Fund" and together with Highland Capital VI and Highland Capital VI-B, the "Highland Investing Entities"); (iv) HEF VI Limited Partnership, a Delaware limited partnership and general partner of Highland Entrepreneurs' Fund ("HEF VI"); (v) Highland Management Partners VI Limited Partnership, a Delaware limited partnership and general partner of Highland Capital VI and Highland Capital VI-B ("HMP VI"); (vi) Highland Management Partners VI, Inc., a Delaware corporation ("Highland Management") and general partner of both HEF VI and HMP VI; (vii) Robert F. Higgins ("Higgins"), a senior managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (viii) Paul A. Maeder ("Maeder"), a senior managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (ix) Daniel J. Nova (Nova"), a senior managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (x) Sean M. Dalton ("Dalton"), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (xi) Josaphat K. Tango ("Tango"), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; (xii) Fergal J. Mullen ("Mullen"), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI; and (xiii) Jon G. Auerbach ("Auerbach" and together with Higgins, Maeder, Nova, Dalton, Tango and Mullen, the "Managing Directors"), a managing director of Highland Management and a limited partner of each of HMP VI and HEF VI. Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Directors of Highland Management have shared power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the shares held by Highland Management by virtue of their status as controlling persons of Highland Management. Each Managing Director of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such Managing Director's pecuniary interest therein. Each of Highland Management, HMP VI and HEF VI disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such entitiy's pecuniary interest therein.

Item 1(a). Name of Issuer: Conor Medsystem, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 1003 Hamilton Court,
           Menlo Park, CA  94025

     Item 2(A)               Item 2(B)                 Item 2(C)
     ---------               ---------                 ---------
                                                      Citizenship or
Name of Person Filing       Address               Place of Organization

Highland Capital          92 Hayden Avenue              Delaware
Partners VI Limited       Lexington, MA  02421
Partnership

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 16 of 28 Pages
----------------------                                   -----------------------


Highland Capital          92 Hayden Avenue              Delaware
Partners VI-B Limited     Lexington, MA  02421
Partnership

Highland Entrepreneurs'   92 Hayden Avenue              Delaware
Fund VI Limited           Lexington, MA
02421 Partnership

HEF VI Limited            92 Hayden Avenue              Delaware
Partnership               Lexington, MA  02421

Highland Management       92 Hayden Avenue              Delaware
Partners VI Limited       Lexington, MA  02421
Partnership

Highland Management       92 Hayden Avenue              Delaware
Partners VI, Inc.         Lexington, MA  02421

Robert F. Higgins         c/o Highland Capital          United States
                          Partners LLC
                          92 Hayden Avenue
                          Lexington, MA  02421

Paul A. Maeder            c/o Highland Capital          United States
                          Partners LLC
                          92 Hayden Avenue
                          Lexington, MA  02421

Daniel J. Nova            c/o Highland Capital          United States
                          Partners LLC

                          92 Hayden Avenue
                          Lexington, MA  02421

Sean M. Dalton            c/o Highland Capital          United States
                          Partners LLC
                          92 Hayden Avenue
                          Lexington, MA  02421

Josaphat K. Tango         c/o Highland Capital          United States
Partners LLC              92 Hayden Avenue
                          Lexington, MA  02421

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 17 of 28 Pages
----------------------                                   -----------------------

Fergal J. Mullen        c/o Highland Capital Partners    United States
                        LLC
                        92 Hayden Avenue
                        Lexington, MA  02421

Jon G. Auerbach         c/o Highland Capital Partners    United States
                        Partners LLC
                        92 Hayden Avenue
                        Lexington, MA  02421

Item 2(d). Title of Class of Securities:  Common Stock, $0.001 par value.


Item 2(e). Cusip Number:  208264101

Item 3. If This Statement is Filed Pursuant to Rules 13D-1(b), or 13D-2(b) or (C), Check Whether the Person Filing is A:

           Not applicable.

Item 4.    Ownership.

           (a) Amount Beneficially Owned: As of February 10, 2005 each of the following is the owner of record of the number of shares of Common Stock, $0.001 of Conor Medsystems, Inc. set forth next to his or its name:

               Highland Capital VI:             3,221,721 Shares
               Highland Capital VI-B:           1,765,255 Shares
               Highland Entrepreneurs' Fund:      159,542 Shares
               HEF VI:                          0 Shares
               HMP VI:                          0 Shares
               Highland Management:             0 Shares
               Mr. Higgins:                     0 Shares
               Mr. Maeder:                      0 Shares
               Mr. Nova:                        0 Shares
               Mr. Dalton:                      0 Shares
               Mr. Tango:                       0 Shares
               Mr. Mullen:                      0 Shares
               Mr. Auerbach:                    0 Shares

            Highland Capital VI is the record owner of and beneficially owns 3,221,721 shares (the "HCVI Shares") of Common Stock. Highland Capital VI has the power to vote or direct the disposition of all of the HCVI Shares. Such power is exercised through Highland Management as the sole general partner of HMP VI as the sole general partner of Highland Capital VI.

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 18 of 28 Pages
----------------------                                   -----------------------

            Highland Capital VI-B is the record owner of and beneficially owns 1,765,255 shares (the "HCVI-B Shares" and together with the HCVI Shares, the "HC Shares") of Common Stock. Highland Capital VI-B has the power to vote or direct the disposition of all of the HCVI-B Shares. Such power is exercised through Highland Management as the sole general partner of HMP VI as the sole general partner of Highland Capital VI-B.

            Highland Entrepreneurs' Fund is the record owner of and beneficially owns 159,542 shares (the "HEF Shares" and together with the HC Shares, the "Shares") of Common Stock. Highland Entrepreneurs' Fund has the power to vote or direct the disposition of all of the HEF Shares. Such power is exercised through Highland Management as the sole general partner of HEF VI as the sole general partner of Highland Entrepreneurs' Fund.

            HMP VI, as the general partner of Highland Capital VI and Highland Capital VI-B, may be deemed to own the HC Shares beneficially and HEF VI, as the general partner of Highland Entrepreneurs' Fund, may be deemed to own the HEF Shares beneficially. Each of HMP VI and HEF VI disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such entity's pecuniary interest therein.

            Highland Management, as the general partner of HMP VI and HEF VI, may be deemed to own the Shares beneficially. The Managing Directors have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. Highland Management and each of the Managing Directors disclaims beneficial ownership of the Shares except to the extent of his or its pecuniary interest therein.

            (b) Percent of Class:

               Highland Capital VI:             10.0%
               Highland Capital VI-B:           5.5%
               Highland Entrepreneurs' Fund:    0.5%
               HEF VI:                          0.5%
               HMP VI:                          15.5%
               Highland Management:             16.0%
               Mr. Higgins:                     16.0%
               Mr. Maeder:                      16.0%
               Mr. Nova:                        16.0%
               Mr. Dalton:                      16.0%
               Mr. Tango:                       16.0%
               Mr. Mullen:                      16.0%
               Mr. Auerbach:                    16.0%

           The foregoing percentages are calculated based on the 32,072,683 shares of Common Stock reported to be outstanding after the closing of the offering in the Prospectus of Conor Medsystems, Inc. filed pursuant to Rule 424(b)(4) of the U.S. Securities Act of 1933 on December 14, 2004.

           (c) Number of shares as to which such person has:

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 18 of 28 Pages
----------------------                                   -----------------------

               (i) sole power to vote or to direct the vote:

               Highland Capital VI:         0 Shares
               Highland Capital VI-B:       0 Shares
               Highland Entrepreneurs'Fund: 0 Shares
               HEF VI:                      0 Shares
               HMP VI:                      0 Shares
               Highland Management:         0 Shares
               Mr. Higgins:                 0 Shares
               Mr. Maeder:                  0 Shares
               Mr. Nova:                    0 Shares
               Mr. Dalton:                  0 Shares
               Mr. Tango:                   0 Shares
               Mr. Mullen:                  0 Shares
               Mr. Auerbach:                0 Shares


               (ii) shared power to vote or to direct the vote:

               Highland Capital VI:             3,221,721 Shares
               Highland Capital VI-B:           1,765,255 Shares
               Highland Entrepreneurs' Fund:      159,542 Shares
               HEF VI:                            159,542 Shares
               HMP VI:                          4,986,976 Shares
               Highland Management:             5,146,518 Shares
               Mr. Higgins:                     5,146,518 Shares
               Mr. Maeder:                      5,146,518 Shares
               Mr. Nova:                        5,146,518 Shares
               Mr. Dalton:                      5,146,518 Shares
               Mr. Tango:                       5,146,518 Shares
               Mr. Mullen:                      5,146,518 Shares

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 19 of 28 Pages
----------------------                                   -----------------------

               Mr. Auerbach:                    5,146,518 Shares

               (iii) sole power to dispose or to direct the disposition of:

               Highland Capital VI:               0 Shares
               Highland Capital VI-B:             0 Shares
               Highland Entrepreneurs' Fund:      0 Shares
               HEF VI:                            0 Shares
               HMP VI:                            0 Shares
               Highland Management:               0 Shares
               Mr. Higgins:                       0 Shares
               Mr. Maeder:                        0 Shares
               Mr. Nova:                          0 Shares
               Mr. Dalton:                        0 Shares
               Mr. Tango:                         0 Shares
               Mr. Mullen:                        0 Shares

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 20 of 28 Pages
----------------------                                   -----------------------
               Mr. Auerbach:                      0 Shares

               (iv) shared power to dispose or to direct the disposition of:

               Highland Capital VI:             3,221,721 Shares
               Highland Capital VI-B:           1,765,255 Shares
               Highland Entrepreneurs' Fund:      159,542 Shares
               HEF VI:                            159,542 Shares
               HMP VI:                          4,986,976 Shares
               Highland Management:             5,146,518 Shares
               Mr. Higgins:                     5,146,518 Shares
               Mr. Maeder:                      5,146,518 Shares
               Mr. Nova:                        5,146,518 Shares
               Mr. Dalton:                      5,146,518 Shares
               Mr. Tango:                       5,146,518 Shares
               Mr. Mullen:                      5,146,518 Shares
               Mr. Auerbach:                    5,146,518 Shares

           Each of Highland Capital VI, Highland Capital VI-B, Highland Entrepreneurs' Fund, HEF VI, HMP VI, Highland Management and the Managing Directors expressly disclaims beneficial ownership of any shares of the Common Stock of Conor Medsystems, Inc., except to the extent of his or its pecuniary interest therein and any shares held directly of record.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent On Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable. Each of Highland Capital VI, Highland Capital VI-B, Highland Entrepreneurs' Fund, HEF VI, HMP VI, Highland Management and the Managing Directors expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           Not applicable.


----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 22 of 28 Pages
----------------------                                   -----------------------


                                       SIGNATURE

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.

Dated:      February 10, 2005

                              HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

                              By: Highland Management Partners VI Limited
                              Partnership, its general partner

                              By: Highland Management Partners VI, Inc., its general partner

                              By:/S/ ROBERT F. HIGGINS
                              -------------------------------
                              Robert F. Higgins
                              Managing Director

                              HIGHLAND CAPITAL PARTNERS VI-B
                              LIMITED PARTNERSHIP

                              By: Highland Management Partners VI Limited
                              Partnership, its general partner

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /S/ ROBERT F. HIGGINS
                              -------------------------------
                              Robert F. Higgins
                              Managing Director

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 23 of 28 Pages
----------------------                                   -----------------------

                              HIGHLAND ENTREPRENEURS' FUND VI LIMITED
                              PARTNERSHIP

                              By: HEF VI Limited Partnership, its general
                              partner

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              --------------------------------
                              Robert F. Higgins
                              Managing Director

                           HEF VI LIMITED PARTNERSHIP

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins

                              Robert F. Higgins
                              Managing Director

                              HIGHLAND MANAGEMENT PARTNERS VI LIMITED
                              PARTNERSHIP

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              ----------------------------------
                              Robert F. Higgins
                              Managing Director

                              HIGHLAND MANAGEMENT PARTNERS VI, INC.

                              By: /s/ Robert F. Higgins
                              -----------------------------------
                              Robert F. Higgins
                              Managing Director

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 24 of 28 Pages
----------------------                                   -----------------------

                              /s/ Robert F. Higgins
                              ----------------------
                              Robert F. Higgins

                              /s/ Paul A. Maeder
                              ----------------------
                              Paul A. Maeder

                              /s/ Daniel J. Nova
                              ----------------------
                              Daniel J. Nova

                              /s/ Sean M. Dalton
                              ----------------------
                              Sean M. Dalton

                              /s/ Josaphat K. Tango
                              ---------------------
                              Josaphat K. Tango

                              /s/ Fergal J. Mullen
                              ---------------------
                              Fergal J. Mullen

                              /s/ Jon G. Auerbach
                              ------------------
                              Jon G. Auerbach

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 25 of 28 Pages
----------------------                                   -----------------------

                                INDEX OF EXHIBITS

Exhibit 1 - Agreement

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 26 of 28 Pages
----------------------                                   -----------------------

EXHIBIT 1

                                       AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Conor Medsystems, Inc.

Dated:      February 10, 2005

                              HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

                              By: Highland Management Partners VI Limited
                              Partnership, its general partner

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              ---------------------------------
                              Robert F. Higgins
                              Managing Director

                              HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

                              By: Highland Management Partners VI Limited
                              Partnership, its general partner

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              ----------------------------------
                              Robert F. Higgins
                              Managing Director

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 27 of 28 Pages
----------------------                                   -----------------------


                              HIGHLAND ENTREPRENEURS' FUND VI LIMITED
                              PARTNERSHIP

                              By: HEF VI Limited Partnership, its general
                              partner

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              --------------------------------
                              Robert F. Higgins
                              Managing Director


                              HEF VI LIMITED PARTNERSHIP

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              --------------------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND MANAGEMENT PARTNERS VI LIMITED
                              PARTNERSHIP

                              By: Highland Management Partners VI, Inc., its general partner

                              By: /s/ Robert F. Higgins
                              --------------------------------
                              Robert F. Higgins
                              Managing Director


                              HIGHLAND MANAGEMENT PARTNERS VI, INC.

                              By: /S/ Robert F. Higgins
                              ---------------------------------
                              Robert F. Higgins
                              Managing Director

----------------------                                   -----------------------
CUSIP No.  208264101                 13G                   Page 28 of 28 Pages
----------------------                                   -----------------------



                              /s/ Robert F. Higgins
                              ----------------------
                              Robert F. Higgins

                              /s/ Paul A. Maeder
                              ----------------------
                              Paul A. Maeder

                              /s/ Daniel J. Nova
                              ----------------------
                              Daniel J. Nova

                              /s/ Sean M. Dalton
                              ----------------------
                              Sean M. Dalton

                              /s/ Josaphat K. Tango
                              ---------------------
                              Josaphat K. Tango

                              /s/ Fergal J. Mullen
                              ---------------------
                              Fergal J. Mullen

                              /s/ Jon G. Auerbach
                              ------------------
                              Jon G. Auerbach